Exhibit 99.1

ROBLOX ANNOUNCES PROPOSED $1.0 BILLION OFFERING OF SENIOR NOTES

10/25/2021

SAN MATEO, Calif.--(BUSINESS WIRE)-- Roblox Corporation (NYSE: RBLX) today announced that it intends to offer, subject to market and other considerations, $1.0 billion aggregate principal amount of senior unsecured notes (the “Notes”) through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

The interest rate, redemption provisions, maturity date and other terms of the Notes will be determined by negotiations between Roblox and the initial purchasers.

Roblox intends to use the net proceeds from this offering for general corporate purposes, which may include production and development, capital expenditures, investments, working capital, and potential acquisitions and strategic transactions.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

ROBLOX and the Roblox logo are among the registered and unregistered trademarks of Roblox Corporation in the United States and other countries. © 2021 Roblox Corporation. All rights reserved.

Anna Yen

Roblox Investor Relations

IR@ROBLOX.COM

Stefanie Notaney

Roblox Corporate Communications

PRESS@ROBLOX.COM

Source: Roblox Corporation